Exhibit 99.4

Selected Historical Financial Statements of InfuSystem, Inc.

The following tables set forth selected audited historical financial data of InfuSystem for each of the four years ended December 31, 2003 through 2006, and selected unaudited historical financial data for the six months ended June 30, 2007 and June 30, 2006 and year ended December 31, 2002. The historical data was derived from InfuSystem’s audited and unaudited historical financial statements. This information is only a summary and must be read in conjunction with the financial statements attached hereto and included in the Company’s Definitive Proxy Statement and the related notes to such financial statements. The operating results are not necessarily indicative of future performance.

Statement of Operations:

(in thousands)	Year Ended December 31,
	2006 (Audited)	2005 (Audited)	2004 (Audited)	2003 (Audited)	2002 (Unaudited)
Net rental income(1)	$31,716	$28,525	$19,349	$13,022	$10,292
Cost of revenues(2)	8,455	7,735	5,555	3,993	3,051

Gross profit(3)	23,261	20,790	13,794	9,029	7,241

Operating expenses
Selling and marketing	3,803	4,315	3,195	2,962	2,129
General and administrative	11,288	8,394	5,947	4,168	2,901

Total operating expenses(4)	15,091	12,709	9,142	7,130	5,030

Operating income	8,170	8,081	4,652	1,899	2,211
Interest expense(5)	113	50	29	32	18

Income before income taxes	8,057	8,031	4,623	1,867	2,193
Income tax provision(5)	3,094	2,938	1,699	720	818

Net income	$4,963	$5,093	$2,924	$1,147	$1,375

	Six months ended June 30, 2007	Six months ended June 30, 2006
Net rental income(1)	$15,706	$15,683
Cost of revenues(2)	3,862	4,161

Gross profit(3)	11,844	11,522

Operating expenses
Selling and marketing	1,994	1,900
General and administrative	6,267	5,066

Total operating expenses(4)	8,261	6,966

Operating income	3,583	4,556
Interest (income) expense(5)	(237)	58

Income before income taxes	3,820	4,498
Income tax provision(5)	1,524	1,646

Net income	$2,296	$2,852

(1) During 2002 and 2003, revenue growth was driven primarily by additional client facilities and additional managed care contracts. Beginning in the fourth quarter of 2003 and continuing through 2005, the clinical use of new drugs and combination drug therapies involving continuous infusion increased significantly, driven by clinical studies demonstrating improved survival with new drugs and protocols (FOLFOX and FOLFIRI). These protocols normally include continuous infusion of the drug 5-Fluorouracil using ambulatory electronic infusion pumps of the type provided by InfuSystem. InfuSystem estimates that it incurred a $1.9 million loss in revenue due to a shortage of 5-Fluorouracil in the fourth quarter of 2005. InfuSystem estimates the corresponding cost reduction in sales and sales commission expenses that would have been incurred without the 5-Fluorouracil shortage to be $0.3 million each. The 5-Fluorouracil shortage continued into the first quarter of 2006, but availability of 5-Fluorouracil returned to normal at the end of the first quarter of 2006. Revenue is believed to have been adversely affected during the second and third quarters of 2006, however, due to a decline in the number of patients in the pipeline who had to turn to other medications or treatments.

(2) Cost of revenues has two major components: the cost of operating supplies (primarily disposable tubing kits provided to customers with the pumps) and depreciation of rental equipment (pumps). The relative increase in gross profit from 2003 to 2006 reflected improved utilization of pumps and supplies. On August 24, 2005, the Michigan Department of Treasury assessed InfuSystem for unpaid use taxes. Through March 31, 2007, InfuSystem recognized $0.8 million as cost of sales (incremental depreciation expense) as a result of the Michigan tax dispute. InfuSystem disputed the assessment and appealed the determination. On April 24, 2007, the Michigan Tax Tribunal granted a Motion for Summary Disposition in favor of InfuSystem, which was not appealed by the Sate of Michigan Department of Treasury. The review period for the ruling by the Michigan Tax Tribunal has ended which effectively forecloses further appeal of the April 2007 decision. As such, InfuSystem reversed in the second quarter of 2007 the cumulative effects of the liability and expense recorded to date related to the unpaid use taxes, including the $0.8 million of cost of sales (incremental depreciation expense).

(3) Gross profit as a percentage of revenues increased from 70% in 2002 to 73% in 2006 and 75% for the six months ended June 30, 2007. The increase during the six months ended June 30, 2007 is primarily due to the reversal of the unpaid use taxes. See footnote 2 above.

(4) Operating expenses decreased from 49% of revenues in 2002 to 45% of revenues in 2005, indicating greater sales force efficiency (more revenues per sales representative) and billing efficiency (more billing dollars in proportion to the cost of administrative staff). For the year ended December 31, 2006 and six months ended June 30, 2007, operating expenses increased to 48% and 53% of revenues, respectively, which was primarily due to an increase in the bad debt expense related to a delay in collections from a specific large third party insurer and included processing costs of approximately $1.5 million and $0.7 million incurred during the year ended December 31, 2006 and six months ended June 30, 2007, respectively, borne by InfuSystem related to I-Flow’s ON-Q product line. InfuSystem was not reimbursed by I-Flow for these services while InfuSystem was a subsidiary of I-Flow. After the closing of the acquisition of InfuSystem by the Company, InfuSystem will continue to provide this service to I-Flow, and I-Flow will compensate InfuSystem for its costs and provide InfuSystem with an incentive-based reimbursement arrangement.

Administrative staff primarily consists of InfuSystem’s in-house customer service representatives, billers and collectors. Operating expenses do not include overhead costs associated with administrative services and corporate oversight that have historically been provided by I-Flow Corporation, InfuSystem’s parent, at no charge to InfuSystem, including with respect to the following: insurance, benefits, employee stock option administration, human resources, finance, information technology, investor relations, corporate governance, SEC compliance, general management, strategy development, taxes, audits, cash management, legal work, regulatory compliance and budgeting. As a result of the acquisition of InfuSystem by the Company, these services will no longer be provided by I-Flow Corporation, and operating expenses to InfuSystem may increase accordingly.

(5) The audited and unaudited financial statements for the years 2002 through 2006 include the incremental expense that would have been reported if the use tax had been paid, capitalized, and subsequently depreciated on an ongoing basis. Due to the favorable ruling by the Michigan Tax Tribunal on April 24, 2007, InfuSystem reversed the cumulative effects of the liability and expense recorded to date related to the unpaid use taxes in the second quarter of 2007, including $0.3 million of interest expense. See footnote 2 above. Income taxes as presented in the table have been prepared on a separate tax return basis.

Balance Sheet Data:

(in thousands)	As of December 31,
	2006 (Audited)	2005 (Audited)	2004 (Audited)	2003 (Unaudited)	2002 (Unaudited)
Accounts receivable, less allowance for doubtful accounts	$9,630	$9,160	$4,920	$4,022	$4,521

Total current assets	12,682	12,715	6,427	4,952	6,230

Total current liabilities	4,335	3,906	3,385	1,927	1,396

Total assets	27,628	27,831	17,665	11,647	11,546

	As of June 30, 2007 (Unaudited)	As of June 30, 2006 (Unaudited)
Accounts receivable, less allowance for doubtful accounts	$7,577	$10,390

Total current assets	9,068	11,936

Total current liabilities	1,507	3,056

Total assets	22,990	26,262